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                                    Exhibit 2

The Reporting Persons are identified below:

O.S. II, Inc. (formerly known as Ostwo, Inc.) is a California corporation. Effective November 23, 1994, Ostwo, Inc. changed its name to O.S. II, Inc. The Reporting Persons' Schedule 13G and Amendment No. 1 thereto filed with the Commission on February 16, 1993 and March 8, 1994, respectively, were both filed in the names of Ostwo, Inc. and Jill Tate Higgins.

Jill Tate Higgins is a United States citizen and, (i) together with one of her minor children, the owner of all the equity interest of O.S. II, Inc. and (ii) as Trustee of the Jill Tate Higgins Living Trust, dated October 31, 1984, the general partner of Lakeside Enterprises, L.P. Jill Tate Higgins as Trustee of the Jill Tate Higgins Living Trust, dated October 31, 1984, O.S. II, Inc. and James P. Higgins (Ms. Higgins' spouse), in his individual capacity and as custodian for each of six minor children of Ms. Higgins and Mr. Higgins, are limited partners of Lakeside Enterprises, L.P.

Lakeside Enterprises, L.P. is a California limited partnership.